Filing Pursuant to Rule 433

Registration No. 333-140931-03

Jt/Leads: JPM/RBS/WELLS    Co-MGRS: NONE            **100% Pot**

CL	SIZE	WAL	M/S&P	PWIN	LGL	Pxing	COUP	$	%
A1	58.000mm	0.25	P1/A1+	6	11/15/10	IL+5	0.33063	100.00000	0.33063
A2	67.000mm	0.99	Aaa/AAA	13	11/15/12	EDSF+80	1.40	99.99519	1.409
A3	48.000mm	1.99	Aaa/AAA	13	01/15/14	EDSF+95	2.21	99.98106	2.230
A4	28.726mm	2.88	Aaa/AAA	11	12/15/14	IS+115	2.90	99.97429	2.927
B	13.988mm	3.42	Aa2/AA+	2	07/15/15	IS+175	3.76	99.98596	3.794
C	11.779mm	3.43	A1/A	1	07/17/17	IS+300	4.99	99.97876	5.049

TALF ELIGIBLE?	TALF Eligible
TALF HAIRCUTS:	A2: 6%; A3: 7%; A4: 8%
CUSIPS:	A1: 03063KAA1; A2: 03063KAB9; A3: 03063KAC7; A4: 03063KAD5; B: 03063KAE3; C: 03063KAF0
PRICING:	PXD
SETTLE:	11/10/09
BILL & DELIVER:	J.P. Morgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.

THIS IS FOR INFORMATION ONLY, NOT AN OFFER OR SOLICITATION FOR THE PURCHASE OR SALE OF ANY FINANCIAL INSTRUMENT, NOR AN OFFICIAL CONFIRMATION OF TERMS. THE INFORMATION IS BELIEVED TO BE RELIABLE, BUT WE DO NOT WARRANT ITS COMPLETENESS OR ACCURACY. PRICES AND AVAILABILITY ARE INDICATIVE ONLY AND ARE SUBJECT TO CHANGE WITHOUT NOTICE. WE MAY HOLD A POSITION OR ACT AS A MARKET MAKER IN ANY FINANCIAL INSTRUMENT DISCUSSED HEREIN. CLIENTS SHOULD CONSULT THEIR OWN ADVISORS REGARDING ANY TAX, ACCOUNTING OR LEGAL ASPECTS OF THIS INFORMATION AND EXECUTE TRANSACTIONS THROUGH A J.P. MORGAN ENTITY IN THEIR HOME JURISDICTION UNLESS GOVERNING LAW PERMITS OTHERWISE. COPYRIGHT 1995 J.P. MORGAN CO. INCORPORATED.